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EXHIBIT 10.68
June 30, 2005
VIA FAX AND FEDERAL EXPRESS
David L. Snitman, Ph.D.
Chief Operating Officer
Array BioPharma, Inc.
3200 Walnut Street
Boulder, CO 80301
     RE:     Amendment No. 5 to the Drug Discovery Collaboration Agreement
Dear Dr. Snitman:
     As you know, InterMune, Inc. (“InterMune”) and Array BioPharma Inc. (“Array”) are parties to that certain Drug Discovery Collaboration Agreement dated September 13, 2002, as amended May 8, 2003, January 7, 2004, September 10, 2004 and December 7, 2004 (collectively, and as further amended pursuant to this letter, the “Agreement”). The parties agree that the Agreement is hereby amended as follows, effective as of the date of this letter (“Amendment Effective Date”):
1.	Section 1.24 of the Agreement is hereby amended in its entirety to read as follows:

“1.24 Research Collaboration shall mean the research (including pre-clinical toxicology), manufacturing process and scale-up activities as well as manufacture of GLP/GMP lots of designated Lead Compounds undertaken by the Parties during the Research Term pursuant to Sections 2.1 to 2.3 below.”

2.	Section 2.3 of the Agreement is hereby amended in its entirety to read as follows:

“2.3 Term and Termination of Research Collaboration. The Research Collaboration shall commence on the Effective Date and shall end upon the first to occur of (i) June 30, 2006, (ii) the termination of this Agreement, or (iii) [ * ] after written notice from InterMune that InterMune elects (in its sole discretion) to early terminate the Research Collaboration (such period beginning on the Effective Date and ending upon the earliest of (i), (ii) and (iii), the “Research Term”). InterMune shall have the right to extend the Research Term for up to an additional twelve (12)-month period after June 30, 2006 on the same terms and conditions as previously conducted (except as otherwise set forth in this Agreement). To exercise such right, InterMune shall provide written notice to Array on or before March 31, 2006.”

3.	A new last sentence is hereby added to Section 2.5(b) of the Agreement as follows:

“Finally, at least once quarterly, and within sixty (60) days of the end of the Research Term, Array shall provide to InterMune a reasonably detailed written summary of manufacture process and scale-up activities performed by and information generated by Array under the Research Collaboration, including, without limitation, those reports or other information specifically identified in the Research Plan.”

4.	The first sentence of Section 5.1.1 of the Agreement is hereby amended in its entirety to read as follows:

“InterMune agrees to pay Array funding for the conduct of the Research Collaboration quarterly, in advance, in an amount equal to one quarter (1/4) of the Allocated Array FTEs (or, if less, the number of Array FTEs described in this Section 5.1.1 or otherwise scheduled in the Research Plan to be provided by Array in the upcoming quarter), multiplied by the applicable Array FTE Rate (as defined below in Section 5.1.2). The Allocated Array FTEs shall be as follows: (a) [ * ] Array FTEs devoted to [ * ] for the period of time set forth below in this Section 5.1.1 (or such other number scheduled in the Research Plan) (the “Discovery FTEs”); (b) [ * ] Array FTEs devoted to [ * ] for the period of time set forth below in this Section 5.1.1 (or such other number scheduled in the Research Plan) (the “Manufacture FTEs”); and (c) [ * ] Array FTEs devoted to [ * ] for the period of time set forth below in this Section 5.1.1 (or such other number scheduled in the Research Plan) (the “Research FTEs”).”

5.	The last sentence of Section 5.1.1 of the Agreement is hereby amended in its entirety to read as follows:

“In no event shall InterMune be required to fund a greater number of Array FTEs in any calendar quarter than one quarter (1/4) of the Allocated Array FTEs for such calendar quarter, or, if lesser, those provided in the Research Plan for Array to provide in such calendar quarter.”

6.	A new last sentence is hereby added to Section 5.1.1 of the Agreement as follows:

“The Discovery FTEs shall be funded by InterMune beginning July 1, 2005 through June 30, 2006, with an option exercisable by InterMune to extend such funding by extending the Research Term as set forth in Section 2.3 of this Agreement. The Manufacture FTEs shall be funded by InterMune beginning July 1, 2005 until delivery of the GLP/GMP lots of Lead Compounds, including the second GMP campaign contemplated for formulation and bridging pharmacokinetic studies. The Research FTEs shall be funded by InterMune beginning July 1, 2005 through December 31, 2005, with an option exercisable by InterMune to extend such funding for an additional six (6)-month period.”

7.	Section 5.1.2 of the Agreement is hereby amended in its entirety to read as follows:
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“5.1.2 FTE Rate. The “Array FTE Rate” shall be equal to [ * ] per FTE per year. Effective after the first anniversary of the Amendment Effective Date, the FTE Rate shall increase no more than once annually by the percentage increase, if any, in the Consumer Price Index for all Urban Consumers, as published by the U.S. Department of Labor, Bureau of Statistics, since the Effective Date or the last adjustment hereunder, whichever is later.”

8.	Section 5.1.3 of the Agreement is hereby amended in its entirety to read as follows:

“5.1.3 Non-FTE Costs. Non-FTE costs and research requirements associated with performance of the Research Collaboration at Array shall be borne by Array, except that (a) Array shall not be required to incur any extraordinary [ * ] costs without Array’s prior written consent, (b) Array may bill InterMune for materials used in the course of manufacture and analytic activities and of process research at a rate of [ * ] and (c) Array may bill InterMune no more frequently than once per calendar quarter for reasonable costs incurred by Array in connection with the permitted outsourcing of activities by Array as provided in the Research Plan at a rate of [ * ]. Extraordinary chemical or screening costs means material costs in excess of [ * ]. InterMune shall pay any invoices received pursuant to Section 5.1.3(b) within [ * ] of receipt.”

9.	A new Section 5.1.5 is hereby added to the Agreement as follows:

“5.1.5 Transfer of FTEs to another Array-InterMune Program. InterMune, in its sole discretion, shall have the right to transfer the Array FTEs funded under this Agreement to another research program then being funded by InterMune at Array. InterMune shall provide Array with sixty (60) days prior written notice of its desire to transfer the Array FTEs, including the number of Array FTEs to be so transferred, the program to be transferred to and the effective date of such transfer. Following the effective date of such transfer, this Agreement shall be deemed amended to provide for the reduced FTE funding resulting from such transfer. ”
     Except as set forth above, all terms and conditions of the Agreement will remain in full force and effect. Any capitalized term used herein and not otherwise defined will have the same meaning as set forth in the Agreement.
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     Please acknowledge your agreement to the above by having an authorized Array representative countersign both enclosed copies of this Amendment No. 5 where indicated below, and returning one original to the attention of Robin Steele, General Counsel, at InterMune. We would be happy to proceed based on receipt of a facsimile copy while awaiting for the original.

Sincerely,

/s/ Lawrence M. Blatt

Lawrence M. Blatt
Senior Vice President—Preclinical and
Applied Research

cc:	Robin Steele, Esq., InterMune, Inc. General Counsel, Array BioPharm, Inc.
* * * * * * * *
AGREED TO AND ACCEPTED:
ARRAY BIOPHARMA, INC.

By:	/s/ David Snitman

Print Name:	David Snitman

Print Title:	COO
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